UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 16, 2013

IMMUCOR, INC.
(Exact name of registrant as specified in its charter)

Georgia	0-14820	22-2408354
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3130 Gateway Drive, Norcross, Georgia		30071
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (770) 441-2051

Not Applicable
(Former name or former address,
if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In connection with the Company’s previously announced agreement to acquire the LIFECODES business from Hologic, Inc. (the “Acquisition”) for $85 million in cash, the Company received a debt commitment letter from Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC that provides an aggregate of $50 million in debt financing (the “Debt Financing”) to the Company. The Debt Financing will be used to finance a portion of the purchase price of the Acquisition and to pay related fees and expenses.  The remaining $35 million of the $85 million purchase price will be provided as equity from our sponsor, TPG Capital, L.P., and certain co-investors.

The Debt Financing will consist of additional term loans under the Company’s existing senior secured credit facilities (the “Existing Credit Facilities”), and such additional term loans will have substantially identical terms as the existing term loans (other than pricing, which may or may not be the same).  The Debt Financing may take the form of an increase to the existing term loans or an additional tranche of term loans under the Existing Credit Facilities.  After giving effect to the Acquisition and the Debt Financing, the Company will have a pro forma Adjusted EBITDA (calculated in a manner substantially similar to the Credit Agreement dated August 19, 2011) of $155.1 million on a last twelve months (“LTM”) basis as of November 30, 2012. This Adjusted EBITDA amount includes $6 million of expected run-rate synergies as a result of the Acquisition. As of November 30, 2012, the Company will have a pro forma ratio of consolidated total net debt outstanding to Adjusted EBITDA of 6.7 on an LTM basis and a pro forma ratio of senior secured net debt outstanding to Adjusted EBITDA of 4.1 on an LTM basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUCOR, INC.

Date: January 16, 2013	By:	/s/ Dominique Petitgenet
Dominique Petitgenet
Vice President and Chief Financial Officer